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                                                                     EXHIBIT 5.1

                       [Letterhead of Grant Prideco, Inc.]

                                January 17, 2003

Board of Directors Grant Prideco, Inc.
1330 Post Oak Blvd., Suite 2700
Houston, Texas 77056


Gentlemen:

         I am the General Counsel of Grant Prideco, Inc., a Delaware corporation (the "Registrant"), and have been counsel to the Registrant in connection with the proposed offering by a certain stockholder of the Registrant (the "Selling Stockholder") of an aggregate of 9,731,834 shares of the Registrant's common stock, par value $.01 per share (the "Shares"), which were issued to Schlumberger Technology Corporation in connection with an acquisition and are subject to registration under the Securities Act of 1933 as set forth in the Registration Rights Agreement dated as of December 20, 2002, by and among Schlumberger Technology Corporation and the Registrant (the "Schlumberger Agreement").

         In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, the Schlumberger Agreement, the records of relevant corporate proceedings with respect to the issuance and registration of the Shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Registrant's Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission with respect to the Shares (as amended at the time when it becomes effective, the "Registration Statement").

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly and validly issued, and are fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the corporate laws of the State of Delaware (including case law and administrative and regulatory laws, rules and regulations).



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         I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus contained therein.


                                Very truly yours,
                                GRANT PRIDECO, INC.


                                By: /s/ PHILIP A. CHOYCE
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                                Philip A. Choyce
                                Vice President and General Counsel